EXHIBIT 99 (a)(10)


Contact:	Doug Robinson - Investor Relations	Bob Gordon - Public Relations
		(516) 342-2745	(516) 342-2391
		dougr@mail.cai.com	bobg@cai.com

           COMPUTER ASSOCIATES GRANTED EARLY TERMINATION OF HSR
           WAITING PERIOD IN TENDER OFFER FOR COMPUTER MANAGEMENT
                               SCIENCES SHARES

ISLANDIA, N.Y., February 22, 1999 -Computer Associates International, Inc. (NYSE: CA) announced that it has been granted early termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, applicable to its tender offer for shares of Computer Management Sciences, Inc. (Nasdaq: CMSX) effective immediately. The tender offer will expire at 12:00 midnight, New York City time, on Tuesday, March 9, 1999, unless the offer is extended.

Computer Associates International, Inc. (NYSE: CA), the world leader in mission-critical business computing, provides software, support and integration services in more than 100 countries around the world. CA has more than 13,000 employees and had revenue of $5.1 billion in calendar year 1998.

For more information about CA, please call 516-342-5224 or email info@cai.com. As World Wide Web address is www.cai.com.

All referenced product names are trademarks of their respective companies.